EXHIBIT 10.5



SABRE Extension Program
Associate Distribution and Services Agreement



  This Agreement is made as of the date set forth below between AMERICAN AIRLINES, INC., a Delaware Corporation, having its principal place of business at P.O. Box 619616, DFW Airport, Texas 75261-9616 ("American") and the provider of goods or services identified on the signature page of this Agreement ('Vendor').

                                                        RECITALS

      A. American provides, through its SABRE Travel Information Network Division ("S.T.I.N."), computerized reservations services with related data processing activities;

      B. Vendor provides the services and/or products defined on the attached Schedule(s) ("Product"); and

      C. The parties desire to enter into a co-marketing agreement mutually beneficial to both parties, and provide for the optional sale of the Vendors Product through the SABRE System.

  NOW THEREFORE, in consideration of the mutual covenants set forth below, the parties agree as follows:

                                                       Article 1
                                                      DEFINITIONS

  For the purposes of this Agreement, the following words shall have the meanings set forth below.

        1.1 "AGREEMENT' shall mean this SABRE Extension Program Associate Distribution and Services Agreement.

        1.2 "APD" shall mean Asia Pacific Distribution, LTD., a SABRE Licensee authorized to sell and service the SABRE System in various areas of IATA Traffic Conference 3.

        1.3 "ASSOCIATE SABRE EQUIPMENT LEASE AGREEMENT' shall mean an agreement entered into by Vendor with American for use of SABRE Equipment.

        1.4 "BOOKING,, means, for each reservation, purchase or other transaction that is created in or processed through SABRE, the quantity of items or units of service specified in such transaction, less cancellations made prior to the Activity Date.

        1-5   "CANCELLATION" shall mean only those reservations, purchases or other transactions that are canceled or processed through SABRE.

      1.6 "CARIBBEAN" is defined as Puerto Rico, the US Virgin Islands, and the Caribbean
      Islands that compose the sub-area of IATA Tariff Conference 1 -

      1.7 "COMMERCIAL SABRE" shall mean a user-friendly version of the SABRE System primarily marketed to corporations.

      1.8 "DRS" shall mean the Direct Reference System, which is a static display contained in the SABRE System which Vendor uses to communicate information to SABRE Users.

        1.9 "EAASY SABRE" shall mean a user-friendly version of the SABRE System, primarily marketed to individual travelers through public data networks.

        1.10      "EUROPE" is the sub-area as defined within IATA Tariff
        Conference 2.

        1.11 "FALCON" shall mean the name used by Gulf Air, a SABRE Licensee, to describe the version of the SABRE System distributed by Gulf Air in various sub-areas of IATA Tariff Conference 2

        1.12 "FANTASIA" shall mean the name used by APD to describe the version of the SABRE System distributed by APD in various sub-areas of IATA Tariff Conference 3.

        1.13 "GDS RULES" shall mean rules and regulations established by governmental entities for the operation of GDSs, including those in effect in the United States, Canada, and the European
        Community.

        1.14 "GDS" shall mean a global distribution system (commonly referred to as a computerized reservation system [CRS]). A GDS collects, stores, processes, displays and distributes information through computer terminals concerning air and ground transportation, lodging and other travel related products and services offered by travel suppliers and which enables users to:

             (I) reserve or otherwise confirm the use of, or make inquiries or obtain information in relation to, such products and services; and/or
             (ii) issue documents for the acquisition or use of such products and services.

      1. 15 "IATA:'shall be the International Air Transport Association, Montreal, Canada.

        1.16 "MARKET' shall mean the total locations within the defined Territory which utilize the services of a GDS.

        1.17 "NET' is defined as gross dollar sales without local government or sales tax

        1.18 "NON-STANDARD DEVICE" shall mean any computer hardware equipment which Vendor desires to connect to the SABRE System but for which American does not make maintenance services available.

        1.19      "NORTH AMERICA shall be defined as the following countries:
        Bermuda, Canada, the United States of America, and the Caribbean as defined within the Agreement

        1.20 "OPTIONAL SERVICES" shall mean any service offered by American other than the specific services referred to in this Agreement.
        American may make available additional optional Services at any time. Vendor may elect to purchase an Optional Service by executing an addendum to this Agreement.

        1.21      "PNR" shall mean a passenger name record created in the SABRE
        System.

        1.22 "PROFESSIONAL SABRE" shall mean a version of the SABRE System primarily marketed to travel agencies and used by personnel of American through the course of their employment.

        1.23 "SABRE DATABASE" shall mean the information stored, displayed and distributed through the SABRE System as maintained by S.T.I.N.

        1.24 "SABRE EQUIPMENT' shall mean any computer hardware connected to the SABRE System, and furnished to Vendor by American.

        1.25 "SABRE LICENSEE" shall mean a person or entity licensed to market the SABRE System in a designated area of the world.

        1.26 "SABRE NETWORK' shall mean the telecommunications network utilized by SABRE Users to transmit data or information.

        1.27 "SABRE SYSTEM "shall mean American's GDS which has electronic facilities able to provide, store, communicate, distribute, process and document such information as is from time to time stored in the SABRE Database.

        1.28 "SABRE USER" shall mean a person or entity that utilizes the SABRE System to make reservations. The term "SABRE Use@' shall include any person or entity making reservations through one of the versions of SABRE, including, but not limited to, Professional SABRE, Fantasia, Falcon, EAASY SABRE, Commercial SABRE, Multi-Host partition or any other version of SABRE marketed by a SABRE
        Licensee.           ,

        1.29 "TERRITORY' shall mean the assigned geographic region where the Vendor distributes the Product.

        1.30 "THIRD PARTY HARDWARE" shall mean hardware other than that furnished by American pursuant to an Associate SABRE Equipment

        Lease Agreement.

        1.31 "TOTAL ACCESS" shall mean a group of Optional Services providing premium connectivity between SABRE and the Vendors system, including ANSWERBACK Direct Access, Multi Access and Direct Connect (as defined in the Total Access addendum).

        1.32 "TOUR RESERVATION" shall mean a reservation which may include air, ground transportation, overnight accommodations, and other travel features, for one or more nights, whether single or multi-location, which is part of the ground portion of a tour package.

        1.33 "UNIVERSAL STAR" shall mean a static informational display within the SABRE System capable of storing up to one hundred ninety (190) lines of information with each line capable of storing up to fifty-seven (57) characters.

                                                       Article 2
                                                       OBJECTIVE

      2.1 It is the intention of the parties to jointly market the Product(s) to SABRE Users through the means set forth herein.

                                                       Article 3
                                                       EQUIPMENT

      3.1 If Vendor is not on the date hereof a party to an agreement with either American or a suitable third party, pursuant to which it can receive data from and transmit data to the SABRE System, Vendor may enter into such agreement in order to enable it to receive the benefits of the SABRE System.

      3.2 Vendor may elect to operate SABRE Equipment thereby affording Vendor access to the SABRE System. In that event, Vendor may enter into a separate Associate SABRE Equipment Lease Agreement with
      American.           American agrees that the SABRE Equipment and
      access to the SABRE System will be afforded Vendor at American's prevailing rates and charges. Vendor agrees that its use of the SABRE Equipment and Its access to the SABRE System will be governed by the terms and conditions defined in the Associate SABRE
      Equipment Lease Agreement and that the SABRE Equipment will not be used for developmental or testing purposes.

      3.3 Vendor agrees to access the SABRE System only via SABRE Equipment or devices and applications which have been certified or approved by American. Vendor agrees to notify American in advance of its intent to utilize any American certified device and application.

      3.4 Vendor may furnish its own computer hardware, provided that it is approved in advance by American for use with the SABRE System.
      Vendor acknowledges that any computer hardware it purchases from another source may be subject to an existing security interest or other ownership rights of American.

      3.5 In the event Vendor desires to connect third party hardware to the SABRE System, Vendor shall ascertain American's procedures and fees for connecting such third party hardware. Any such third party hardware used for connection to the SABRE System shall be subject to Vendors execution of American's written agreement covering such third party hardware.

      3.6 Notwithstanding anything to the contrary contained either in this Agreement or in the SABRE Associate Equipment Lease Agreement, should either American or Vendor terminate this Agreement for any reason, then the SABRE Associate Equipment Lease Agreement will be deemed to have been terminated simultaneously.

                                                       Article 4
                                                    THE SABRE SYSTEM

      4.1 American makes no representations or warranties as to the number or identity of the parties having access to the SABRE System.
      Vendor agrees that any SABRE User shall be entitled to use, reserve or purchase Vendors travel services or products via the SABRE
      System. Vendor authorizes the release of all data input into the SABRE System to all SABRE Users for their information and use.
      Vendor acknowledges that American has, and shall continue to have the right, at any time, to contract with parties to constitute them as SABRE Users, to terminate agreements with SABRE Users, and to contract to provide the SABRE System to other parties, including competitors of Vendor.

      4.2         The SABRE System shall:

             4.2.1      provide both Vendor and other SABRE Users with a
                   display of
             descriptive data pertaining to Vendor and its Products;

             4.2.2      transmit upon request from a SABRE User, a list of
              Products
             together with price and other relevant data; and

             4.2.3         effect orders and cancellations of orders previously
                made,
             upon input by SABRE Users, and to transmit such orders or cancellations to Vendor.

      The list above is not exhaustive.

      4.3 American retains the right, in its sole discretion, to modify or alter the operation of the SABRE System at any time it deems such modification or alteration to be desirable; provided, however, that American shall use reasonable effort to give Vendor sixty (60) days prior written notice of such modifications or alterations, other than those corrective in nature, which would materially affect the services provided to Vendor under this Agreement. Any and all costs incurred by Vendor or any third party in connection with or as a result of such alterations or modifications shall be borne by Vendor or such other party as the case may be, provided that Vendor elects to participate in such alterations or modifications.

                                                       Article 5
                                                        START-UP

      5.1 Upon completion of all programming and performance of such verifications and tests as American deems necessary, American shall give Vendor notice that the SABRE System is operational for the purposes of this Agreement.

                                                       Article 6
                                                    CONFIDENTIALITY

      6.1 Each Party acknowledges that some material that the other deems confidential or proprietary may come into its possession in connection with this Agreement, the disclosure of which confidential or proprietary information to third parties will be damaging. Each party agrees, therefore, to hold such information that the other deems confidential or proprietary in strict confidence and agrees that it will not disclose it to any third party or make use of it other than for the performance of this Agreement. Any information or data shall be considered confidential or proprietary if R is not generally known regardless of whether such information or data is or may be copyrighted or characterized as trade secret. The obligations set forth herein shall not apply, however, to I) information that is or becomes, through no fault of the receiving party, publicly available; ii) information that is already or becomes known by the receiving party; iii) information that is furnished to either party hereto by a third party without the breach of any obligation of confidentiality or the theft or misappropriation or any trade secret; or iv) information that is developed separately by the recipient without breach of this Agreement, as can be established through documentation.

      6.2 In the event confidential or proprietary information is validly subpoenaed or otherwise requested or demanded by any court or governmental authority, the party to which such subpoena, request, or demand is directed shall give the other party prompt notice prior to responding and shall exercise its best efforts, in cooperation with the other party, to quash or limit such subpoena,
      request, or demand.              Upon the termination of this
      Agreement, each party shall promptly deliver to the other party any confidential or proprietary materials or information provided by the other party pursuant to this Agreement. The terms of this paragraph shall survive the termination of this Agreement

                                                       Article 7
                                               RESPONSIBILITY OF AMERICAN

      7.1 American will use its reasonable efforts to assist Vendor in promoting and marketing the Product. American, using such means as it determines in its sole discretion, will inform SABRE Users that may be affected or that may find the Product useful of the availability of the Product from Vendor. American may choose to make known the availability of the Product by promoting the SABRE Extension Program through the following means, which list is not exhaustive:

             7.1.1         direct contact by representatives of American;

             7.1-2         information made available through SABRE Subscriber
             Conferences including the ability to participate in trade show activities based upon availability of space and subject to payment of registration fees at SABRE Subscriber
             Conferences and regional SABRE Subscriber Conferences that American may sponsor,

             7.1.3         direct mailing to SABRE Users; and

             7.1.4         D.R.S. via the SABRE System.

                      7.1.4.1 American shall enter the text of Vendors D.R.S. into the SABRE System, as provided by Vendor. American will not be required to verify the accuracy of the text of the D.R.S., as submitted by Vendor to American. However, American agrees to incorporate accurately the text of the D.R.S., as submitted by Vendor, into the SABRE System; provided however that American's sole liability for failure to incorporate Vendor's text accurately shall be to correct any inaccuracy as soon as reasonably possible after written notice from
                      Vendor stating the necessary correction.

                      7.1.4.2       Vendor acknowledges and agrees that
                      American will
                      not undertake to perform any verification of any sort of the text submitted to American by Vendor for input into the SABRE System and that American's function hereunder is solely to perform the services set forth within this Agreement. American makes no representation whatsoever to Vendor or any third party as to the accuracy of the text submitted by Vendor for input by American into the SABRE System.

                      7.1.4.3       Notwithstanding section 7.1.4.2 above,
                       American
                      retains the right to review the text pertaining to the Product and Vendor agrees to provide American, on request, all data pertaining to the Product that supports the accuracy or veracity of the text regarding the Product American may, in its sole discretion, after review of the data, approve or disapprove the input of such data into the SABRE System.

                      7.1.4.4 American shall provide one free update to the D.R.S. upon participation in the program. In addition, American will continue to provide one free update each annual renewal for the length of the contract. The charge for updates to Vendor's D.R.S. in excess of the one free update every year shall be American's prevailing charge at the time of the update.

        7.2 American makes no warranty or representation as to the number or identity of SABRE
      Users that will be informed of the Product via the D.R.S.

      7.3 In promoting and marketing the product, American will, at a minimum, perform the following:

             7.3.1 provide Vendor with sales leads of which American becomes aware;

             7.3.2 distribute Vendor's product information material to all S.T.I.N. Divisional offices in the United States.

             7.3.3 inform S.T.I.N. sales and account representatives of the availability of the Product using the means American normally uses for dissemination of information to its S.T. I. N. sales and account representatives;

        7.3.4 provide periodic electronic messages to SABRE Users advising them of the SABRE Extension Program and directing them to view the SABRE Extension Program D. R. S. information, the frequency of which messages and the number and identity of such SABRE Users to be determined by American in its sole discretion; and

             7.3.5 provide promotional material and a letter informing of Vendors participation in the SABRE Extension Program for a direct mailing to SABRE Users the number and identity of which to be determined by American in its sole discretion; provided however that Vendor shall be responsible for all costs of the promotional materials and all mailing and postage expenses.

      7.4 If appropriate, American shall supply Vendor with a single vendor code under this Agreement to be used to represent Vendor.
      Any additional vendor code requests will require an amendment to this Agreement, and Vendor shall be responsible for any and all costs associated with such additional code at American's prevailing rate at the time of the request.

      7.5 If Vendors executes an Associate SABRE Equipment Lease Agreement, American shall provide access to the DRS to Vendor for use in describing the Products that are the subject of this Agreement. American may, at any time and in its sole discretion, require Vendor to remove any part of its DRS text that American believes is inappropriate for display to SABRE Users, in American's sole discretion. American reserves the right to limit the number of DRS pages available to Vendor.

      7.6 American shall provide the Vendor with training for one individual and/or one set of training materials as may be required to implement and access D.R.S.

      7.7 American shall provide to Vendor initial training required to operate the SABRE Equipment and maintain data provided by Vendor for its Product. Additional training at Vendors request above and beyond American's normal and customary training, as determined by American in its sole -discretion, will be charged to the Vendor at American's prevailing rate.

      7.8 American shall provide Vendor with written copies of its procedures and changes thereto pertaining to the operation of the SABRE System by an Associate, and Vendor shall fully comply with such procedures.

      7.9 American shall maintain a help desk facility for the purpose of answering Vendors questions regarding the operation of the SABRE System and data within the SABRE System.

                                                       Article 8
                                               RESPONSIBILITIES OF VENDOR

        8.1 Vendor will not discriminate in any manner, whatsoever, against any SABRE User on account of the SABRE Users selection, possession, or use of the SABRE System.

        8.2 Vendor agrees to guarantee to SABRE Users and clients of SABRE Users the accuracy of Vendors policies, rates, and availability data as displayed in the SABRE System. Vendor will be responsible directly to SABRE Users and clients of SABRE Users for providing
        Vendors services as displayed in the SABRE System. Vendor shall, on request, certify the accuracy of all data pertaining to it or its operations which has been supplied to American for input into the SABRE System or been otherwise distributed pursuant to or in connection with this Agreement.

      8.3 Vendor will use reasonable effort to provide through the SABRE System all rates which are offered by the Vendor. In no event shall Vendor make available rates through any other GDS that are not made available through the SABRE System.

      8.4 Vendor represents that there are no restrictions or limitations imposed on the availability of the Product.

      8.5 Vendor agrees to return confirmation to, or respond to all requests received from, the SABRE User within 24 hours or next day of business from the time of such request

      8.6 The Product shall be consistent with American's quality, as determined by American, in its sole discretion.

        8.7 Vendor agrees to pay American as per the terms identified on the attached schedules(s)[including the definition of Marketing Fee].

        8.8 Vendor agrees to provide customer support services as outlined on the attached schedules(s).

        8.9    Vendor agrees to minimum payments per the attached schedules(s).

        8.10 If the number of telephone calls by Product users exceeds 250 calls to the SABRE Help Desk (American's SABRE Users' help line) during the 6-month period commencing with the effective date of this Agreement or during the successive 6-month periods thereafter, Vendor shall pay American $3 per call for each call in excess of 250. Vendor shall pay American the amount due hereunder within fifteen (1 5) days of American's notice to Vendor of any amount due.

        8.11 Vendor shall maintain complete and accurate records of its sales of the Product to SABRE Users. Vendor will make available to American monthly reports of the sales of the Product to SABRE Users. During the term of this Agreement and for one year following its termination for any reason, at American's request, Vendor will make available to American or its designated representative Vendor's books and records such that American or its designated representative may conduct an audit, at American's own expense, to determine that it has received all Marketing Fees to which it is entitled. Any adjustments necessary as a result of the audit will occur within fifteen (15) days after notice has been given of the necessity for an adjustment.

        8.12 The Vendor shall be responsible for the contents of all text given to American Airlines for input into the SABRE System, and shall prepare and maintain the text in accordance with American's guidelines for data format, layout and organization. Failure to comply with these guidelines will result in the immediate removal of the information from the SABRE System.

        8.13 The Vendor shall ensure that the content of the information and the description and offering of the Product therein shall be in compliance with all local, state/province, and federal laws.

        8.14 The rights and benefits hereunder shall not extend to any product or service not listed on the attached schedules(s) hereto unless Vendor has obtained the prior written consent of American.

        8.15 Vendor agrees to cooperate with American during the term of this Agreement to continue to perfect the SABRE System's operation, and to further extend the benefits of automation to the field of travel service reservations.

        8.16 American retains the right to change the Vendor code assigned to a Vendor due to operational necessities. American may withdraw Vendors right to use either or both its two-letter or three-letter alpha code upon ten (1 0) days' prior written - notice to Vendor. Vendor agrees that American shall not be liable to Vendor for any costs or expenses incurred by Vendor as a result of the change in such alpha codes.

                                                       Article 9
                                                       PROMOTION

      9.1 The promotion of the Product(s) to the SABRE Users is solely the responsibility of the Vendor except as specifically set forth herein.

      9.2 At its own cost and expense, Vendor may communicate with the SABRE Users in such manner as it deems appropriate to draw attention to the availability of the Product(s).

      9.3 At its own cost, expense, and discretion, American may communicate with the SABRE Users, to draw attention to the availability of the Product, to encourage the SABRE Users to refer to the SABRE System regarding Product information, and generally to promote the Product through the SABRE System.

      9.4 Vendor shall obtain prior approval from American with respect to any promotional communications that use any of American's registered service marks or trademarks or that undertake to instruct the SABRE Users on the use of the SABRE System.
      Similarly, American shall obtain the prior approval from Vendor to use any of the Vendors registered service marks or trademarks in any promotional communications undertaken by American. Such approval shall not be unreasonably withheld or delayed by either party.

      9.5 Failure to obtain prior approval from American shall result in a $5,000 penalty payable by vendor to American within 15 days of receipt of notification for each occurrence.

      9.6 In the event that the Vendor shall publish any promotional announcement and literature generally describing GDS services, such general announcements and literature shall include references to the SABRE System, and Vendor shall at all times comply with section
      9.4 herein.

                                                      Article 1 0
                                                   OPTIONAL SERVICES

        10.1 Vendor may elect at anytime to participate in any Optional Service(s) offered by American. Unless otherwise specified in an Addendum hereto, all terms and conditions of this Agreement will apply to the Optional Services selected by Vendor. Fees for Optional Services are subject to change upon thirty
(30) days' prior written notice from American. If Vendor does not agree to pay any such revised fee, it may terminate the Optional Services Addendum(s) by giving written notice to American at least five (5) days prior to the effective date of the price change. American reserves the right to change Optional Service offerings from time to time.

                                                      Article 1 1
                                                          TERM

         1 1. 1 Except as otherwise stated herein, the initial term of-this Agreement shall be for 2 years, commencing on the execution of this Agreement ("Initial Term"). This Agreement shall automatically renew for successive 1 year periods unless otherwise terminated pursuant to the terms of this Agreement.

                                                       Article 12
                                                        PAYMENT

        12.1 Vendor shall pay American the following fees and charges without any right to set-off or deduction except as specifically provided herein:

            12.1.1    Deposit Fee.  The sum of $3,000.00 USD payable by way of
                a certified check accompanying this Agreement, which fee shall be held by American. American may, at its option, apply any portion or all of this fee towards any balance due American by Vendor for fees as set forth herein or for SABRE Equipment monthly lease fees. This deposit does not eliminate Vendors payment obligation as set forth herein. American agrees to return the $3,000.00 USD deposit, or balance, if any, without interest, to Vendor upon termination of this agreement provided that Vendors payments and monthly SABRE Equipment fees have been current for the duration of this agreement.

           12.1.2 Implementation Fee. Vendor agrees to pay to American a non-refundable fee of $1,000.00 USD. This fee shall be paid upon execution of this Agreement by way of a certified check.

         12.1.3 Processing (Product Specific) Fee/s. Vendor shall pay to American a base processing (Product Specific) Fee/s or Annual Minimums as defined on the attached schedule/s, whichever is greater.

        12.2 American may increase the Processing Fees and/or the Annual Minimums at any time after the first 12 months of this Agreement.
        Such increases will be effective upon thirty
        (30) days' written notice to Vendor and will not exceed or fifteen percent (15%), in any twelve (1 2) month period.

     12.3     Vendor shall send to American on a monthly basis, within thirty
         (30) days of the end of each month, a single report for billing purposes, setting forth sales for all of Vendors Products for the month, computed in accordance with this Agreement.

        12.4 Vendor shall remit to American payments required pursuant to this Agreement on a monthly basis within thirty (30) days after receipt of invoice. Any disputes arising from such invoice shall not delay payment as described hereto. Time being of the essence, such payments should be forwarded directly to:

                                                American Airlines, Inc.
                                                 Associate Receivables
                                                    P.O. Box 845249
                                                 Dallas, TX 75284-5249

        12.5 All fees not paid when due shall-accrue interest at the rate of ten percent (10.0%) per annum or the highest amount permitted by law, whichever is less, commencing on the 31st day after Vendors receipt of invoice.

        12.6 Upon termination of this Agreement for any reason whatsoever, all unpaid charges owed by Vendor shall become immediately due and payable, and Vendor shall forthwith remit payment thereof with no right of set off or deduction whatsoever.

                                                       Article 13
                                                        NOTICES

      13.1 Any notices or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given when delivered personally, when received via messenger or by express delivery service, or when deposited in a regularly maintained receptacle for the United States Postal Service, postage prepaid, and addressed as follows or as the parties may from time to time designate in writing:


      If to American:                       If to Vendor:

      American Airlines, Inc.
      Corporate Travel Link, Inc.
      SABRE Travel Information Network
      P.O. Box 2039
      P.O. Box 619616 MD 3125
      Newark, New Jersey 07114
      DFW Airport, TX 75261-9616
      USA
      USA
      Teletype:      HDQAJAA
      Teletype:
      Facsimile:    817-963-4658
      Facsimile:    201-763-4612

      Delivery:                                 4200 American Boulevard
      Delivery:                                 18 Village Green Ct
                  Ft. Worth TX 76155
      S. Orange NJ 07079
                  USA                                       USA
      ATTN:       Vice President                ATTN:       Joseph Cutrona

                  Associate & Strategic Distribution
                  President

                                                       Article 14
                                                         TAXES

        14.1 Vendor shall pay all taxes (including without limitation, sales, use, and personal property taxes) fees, licenses, and assessments imposed by any federal, state, or local authority and required to be paid by either American or Vendor as a result of the services or products to be provided pursuant to this Agreement, except for taxes based upon or measured by American's net income.

                                                       Article 15
                                                       INDEMNITY

        15.1 Vendor agrees to defend, indemnify, and hold American harmless against all liabilities, damages, losses, claims, fines, penalties, and judgments, including all costs and expenses incidental thereto, which may be charged to or recoverable from American by reason of any loss, damage, or injury, directly or indirectly, arising out of or in connection with the Product or Vendors failure to perform its obligations pursuant to this Agreement. In the event of Vendor's failure to defend under this provision, American may, at its own option, defend as it sees fit in either Vendor's or American's name as appropriate, and American may settle any claim or take any such action as may be necessary or advisable and any expense of defense or negotiation of such settlement, including but not limited to the amount of any judgment, fines, costs, interests, bond, or other expense shall be payable by Vendor. The settlement sum and reasonable attorneys' fees shall be added to the amount owing American and shall be payable by Vendor on American's demand. This provision shall survive the termination of-this Agreement.

                                                       Article 16
                                               PATENT INFRINGEMENT CLAIMS

        16.1 American will defend, at its own expense, any action brought against Vendor to the extent that it is based on-,a claim that the SABRE System or associated hardware or software provided to Vendor by American infringes a patent, trademark, or copyright of the United State only, and American will pay those costs and damages finally awarded against Vendor in any such action that are attributable to any such claim, provided however, such defense and payment are conditioned on all of the following:

        16.1.1 that American will be notified promptly in writing by Vendor of any notice of such claim;


     16.1.2              that American will have control of the defense in any
                action on such claim and all negotiations for its settlement or compromise;

       16.1.3 that no unauthorized changes of any kind whatsoever have been made to the SABRE System or associated hardware or software; and

                16.1.4 should the SABRE System or associated hardware or software become or, in American's opinion, be likely to become the subject of a claim of infringement of a United States patent, Vendor permits American to replace or modify the same so that it become non-infringing or make other arrangements, as American deems fit in its sole discretion, to allow for continued use of the SABRE System or associated hardware or software.

        16.2 Vendor will defend at its own expense any action brought against American to the extent that it is based on a claim that Vendors Product, system or associated hardware or software provided by Vendor infringes a patent, trademark, or copyright of the United States only, and Vendor will pay those costs and damages finally awarded against American in any such action which are attributable to any such claim, provided however, such defense and payment are conditioned on all of the following:

                16.2.1 the Vendor will be notified promptly in writing by American of any notice of such claim;

               16.2.2 that Vendor will have control of the defense in any action on such claim and all negotiations for its settlement and compromise;

               16.2.3 that American has made no unauthorized changes of any kind whatsoever to Vendor's Product, System, or associated hardware or software; and

         16.2.4 should Vendors system or associated hardware or software become or, in Vendors opinion, be likely to become the subject of a claim of infringement of a United States patent, American permits Vendor to replace or modify the same so that it becomes not infringing or make other arrangements, as Vendor deems fit, to allow for continued use of Vendors Product, system or associated hardware or software.

                                                       Article 17
                                              FAILURE OR DELAY OF SERVICE

        17.1 Except for Vendors obligations to make payments hereunder, neither party shall be deemed in default under the Agreement as a result of a failure to perform its obligations under this

        Agreement if such failure is caused by acts of God, war or the public enemy, strike, labor stoppage, fire, flood, weather, mechanical difficulty, power shortage, or any other cause beyond the reasonable control of that party. The party unable to perform for such reason shall notify the other party without delay.

                                                       Article 18
                                                       DISCLAIMER

        18.1 AMERICAN DISCLAIMS AND VENDOR HEREBY WAIVES ALL WARRANTIES EXPRESSED OR IMPLIED, INCLUDING BUT NOT LIMITED TO, ANY WARRANTY
        OF MERCHANTABILITY OR FITNESS FOR INTENDED USE OR A PARTICULAR PURPOSE OF ANY EQUIPMENT, DATA, OR SERVICES FURNISHED HEREUNDER OR ANY LIABILITY IN CONTRACT, TORT, OR STRICT LIABILITY (EXCEPT FOR GROSS NEGLIGENCE OR WILFUL MISCONDUCT) WITH RESPECT TO THE EQUIPMENT, DATA OR SERVICES FURNISHED HEREUNDER. AMERICAN'S LIABILITY HEREUNDER FOR BREACH OF CONTRACT, TORT, OR UNDER ANY THEORY WHATSOEVER SHALL BE LIMITED TO THE COMPENSATION AMERICAN

      HAS RECEIVED PURSUANT TO THIS AGREEMENT DURING THE THREE YEARS IMMEDIATELY PRECEDING THE EVENT OR CIRCUMSTANCES GIVING RISE TO AMERICAN'S LIABILITY.

      VENDOR AGREES THAT AMERICAN SHALL NOT BE LIABLE TO IT FOR ANY SPECIAL, EXEMPLARY, INDIRECT, OR CONSEQUENTIAL DAMAGES UNDER ANY CIRCUMSTANCES WHETHER IN CONTRACT, TORT, OR UNDER ANY OTHER THEORY OF RECOVERY.

                                                       Article 19
                                                         TITLE

        19.1 Title and full and complete ownership rights to all American-owned or developed software used in the performance of this Agreement shall remain with American. Vendor acknowledges and agrees that the SABRE System is American's proprietary information and trade secret, whether or not any portion thereof is or may be validly copyrighted or patented. Any manuals and other documentation in any form and any and all copies thereof, and any and all parts or abstracts thereof, are for the exclusive use of American, and are subject to the confidentiality provisions set out herein.

                                                       Article 20
                                                       ASSIGNMENT

        20.1 Neither party shall transfer or assign this Agreement, or any right or obligation under it, by operation of law or otherwise, without the prior written consent of the other party, except that American may assign this Agreement to any affiliate or to any other entity which succeeds to all or part ownership or operation of the SABRE System without such consent.

                                    Article 21

  -            EXCLUSIVITY AND RIGHTS REGARDING OTHER PRODUCTS

        21.1 This is a non-exclusive Agreement and similar agreements may be entered into by American or Vendor with any other party.

        21.2 Vendor agrees that during the term of this Agreement it will not enter into a co-marketing agreement for the Product with any other GDS that is more favorable to the GDS than that offered to American. In the event Vendor enters into such a co-marketing agreement with another GDS  on more favorable terms,
 Vendor will immediately make available to American such more favorable terms, effective as of the date of the agreement with the other GDS.

                                                       Article 22
                                                      TERMINATION

        22.1 American shall be entitled to terminate this Agreement immediately upon any of the following events:

                22.1.1 In the event Vendor becomes insolvent; makes any assignment for the benefit of creditors; calls a meeting of creditors; offers a composition or extension to creditors; suspends payment; consents to or suffers the appointment of a receiver, a trustee, a committee of creditors, or a liquidation agent; files or has filed against it a petition in bankruptcy seeking reorganization, arrangement, or readjustment of its debts, or its dissolution, or liquidation; or requests any other relief under any bankruptcy or insolvency law; or

                22.1.2 In the event Vendor has entered against it any judgment or decree for its dissolution which remains undismissed or undischarged or unbonded for a period of thirty (30) days; or

                22.1.3 Vendor fails to make any payment required by this Agreement when due and Vendor fails to cure such breach within fifteen (1 5) days after receipt of written notice thereof from American.

        22.2 Vendor shall be entitled to immediately terminate this Agreement upon any of the following events:

                22.2.1 American breaches any term of this Agreement, which breach continues uncured for fifteen (1 5) days after receipt of written notice thereof from Vendor,

          22.2.2 American becomes insolvent, makes any assignment for the benefit of the creditors; calls a meeting of creditors; offers a composition or extension to creditors; suspends payments; consents to or suffers the appointment of a receiver, a trustee, a committee of creditors or a liquidating agent; files or has filed against it a petition in bankruptcy seeking reorganization, arrangement, or readjustment of its debts, or its dissolution or liquidation, or for any other relief under any bankruptcy or insolvency law or has entered against it any judgement or decree for its dissolution which remains undismissed, undischarged or unbonded for a period of thirty (30) days; then Vendor may cancel this Agreement effective on five (5) days written notice.

        22.3 If any portion of this Agreement is declared or found to be illegal, unlawful, unenforceable or void under any statute, regulation, or executive order of the federal government or any state or local authority, both parties shall be relieved of all obligations arising out of such provision; but, if capable of performance, the remainder of this Agreement shall not be affected.

        22.4 American and Vendor each shall have the right to terminate this Agreement at any time with or without cause after the initial term of this Agreement upon not less than thirty
        (30) days written notification, and the parties shall have no further obligations hereunder except as stated in Articles 6, 15, 16, 18, and 19 herein and as otherwise provided herein.

        22.5 Notwithstanding any other provision of this Agreement, if the quality of the Product or Vendors services fall below American's standards of quality, as determined by American in its sole discretion, and Vendor fails to meet or exceed American's standards of quality within fifteen (1 5) days notice thereof from American, American may terminate this Agreement immediately, with no liability to Vendor.

        22.6 Notwithstanding any other provision herein, upon termination for any reason whatsoever of this Agreement, Vendor shall remain liable for the payment of any fees then payable or that become payable in the future pursuant to Article 8 herein for the Product that is sold prior to the termination of this Agreement, regardless of whether or not the fee for such Product is collected prior to the termination of this Agreement, and Vendor shall be liable for a pro rata share of any Minimum Payment due pursuant to Article 8 herein.

                                                       Article 23
                                                INDEPENDENT CONTRACTORS

        23.1 American and Vendor acknowledge that each party is an independent contractor. Nothing in this Agreement is intended nor shall be construed to create an agency, partnership, or joint venture relationship between the two parties.

        23.2 American shall have the right to market the Product as one provided by a third-party company, and American may include such disclaimers as it deems necessary, in its sole discretion, Including without limitation, the following:

             This product is provided by a third-party company, and is intended to enhance the services you offer your clients. Support and service of the product is the sole responsibility of the third-party company. American Airlines, Inc. makes no representations or warranties, expressed or implied, about such product.

                                                       Article 24
                                                     GOVERNING LAW

        24.1 This Agreement and any disputes arising hereunder shall be governed by the laws of the United States and the State of Texas without regard to its conflict of laws rules. Each party hereby consents to the non-exclusive jurisdiction of the courts of the State of Texas and the United States District Court for the
        Northern District of Texas in any
        dispute arising out of this Agreement. The United Nations Convention on the International Sales of Goods is specifically excluded from this Agreement.

                                                       Article 25
                                                         WAIVER

        25.1 No waiver of any breach of any provision of this Agreement by either party shall constitute a waiver of any subsequent breach of the same or any other provision hereof and no waiver shall be effective unless made in writing.

                                                       Article 26
                                                       GDS RULES

        26.1 In the event the terms of this Agreement become inconsistent with any applicable GDS Rules, at American's option, this Agreement shall either, I) terminate upon written notice from American, or ii) be modified to be consistent with the GDS Rules, provided that such modification does not materially diminish Vendors rights and hereunder.

                                                       Article 27
                                                     ATTORNEYS FEES

        27.1 In the event that any legal proceeding at law or in equity arises hereunder or in connection herewith (including any appellate proceedings or bankruptcy proceedings), the prevailing party shall be awarded costs, reasonable expert witness fees, and reasonable attorneys' fees incurred in connection with such legal proceedings.

                                                       Article 28
                                                        HEADINGS

        28.1 The headings to this Agreement are for convenience only and shall not affect the meaning or constructions of any paragraphs.

                                                       Article 29
                                                    ENTIRE AGREEMENT

        29.1 This Agreement is the entire Agreement of the parties and shall supersede any previously executed agreements or oral understandings between the parties which relate to the subject matter of this Agreement. This Agreement may not be amended or modified except in writing and signed by the parties.


In consideration of the foregoing, both parties agree to the terms and conditions of this
Agreement on the date set forth below.
               I                                                --

The parties have executed this Agreement as of this 22nd day of June, 19995.

Corporate Travel Link, Inc.             American Airlines, Inc.

By:____________________                   By:____________________
          (Signature)                       (Signature)
     Joseph Cutrona                       Bruce R. Wood
               President                   Manager,
      Leisure & Third Party
           Distribution

                                                         June 22, 1995
(Date)                                           (Date)

                                                       SCHEDULE A


to SABRE Extension Program, Associate Distribution and Service
Agreement between Vendor and American (the 'Agreement.')

1.   VENDOR'S NAME'.                 Corporate Travel Link, Inc.
II.  FEES:
  A.     implementation                     Fee -             $1,000.00



  B.     Annual Minimum Fee -                                 $24,000.00
         - Payment of
         $6,000.00 each qtr

  C.     Processing Fee for                                   $2.00
         each Product Sold

  D.     Deposit Fee -                                        $3,000.00

           E.     Equipment Fees

                    Monthly fee for
                    two SABRE TAs @
                    $75.00 each                                  $150.00

                    Monthly SABRE
                    Data Line                                    $420.00

    Ill.            Territory:             Distribution is available
                                  to all SABRE Users

  IV.  Product or Service:         Provider of automated limousine
                                   reservations to SABRE Subscribers.

        V.        Support Services:

        A.    Hours of Operation:      24 Hours